
                STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                            EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)
                                                12 Months
                                                   Ending                      Year Ended December 31,
                                            June 30, 1999         1998         1997         1996         1995         1994
-------------------------------------- ------------------- ------------ ------------ ------------ ------------ ------------
EARNINGS AVAILABLE FOR
 FIXED CHARGES
  Pre-tax income:
    Income from continuing
      operations per statement
      of income                                  $184,888     $169,612     $125,698     $167,351     $128,382     $ 79,312
    Federal income taxes                          115,528      107,904       47,725      107,747       91,519       74,816
    Federal income taxes charged
      to other income - net                         9,218        1,807       11,876       (1,608)     (12,068)      22,687
    Capitalized interest                           (3,958)      (1,782)        (360)        (600)        (660)        (400)
    Undistributed (earnings) or
      losses of less-than-
      fifty-percent-owned
      entities                                         --           --         (608)         460        8,325          743
-------------------------------------- ------------------- ------------ ------------ ------------ ------------ ------------
Total                                            $305,676     $277,541     $184,331     $273,350     $215,498     $177,158
-------------------------------------- ------------------- ------------ ------------ ------------ ------------ ------------

  Fixed charges:
    Interest expense                             $152,299     $146,140     $123,439     $122,635     $131,346     $126,555
    Other interest                                  3,958        1,782          360          600          660          400
    Portion of rentals
      representative of the
      interest factor                               3,626        2,878        3,143        4,187        5,150        5,555
-------------------------------------- ------------------- ------------ ------------ ------------ ------------ ------------
Total                                            $159,883     $150,800     $126,942     $127,422     $137,156     $132,510
-------------------------------------- ------------------- ------------ ------------ ------------ ------------ ------------

  Earnings available for
    combined fixed charges                       $465,559     $428,341     $311,273     $400,772     $352,654     $309,668
RATIO OF EARNINGS TO
  FIXED CHARGES                                     2.91x        2.84x        2.45x        3.15x        2.57x        2.34x

                                                                                                               Exhibit 12b


                STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)
                                                  12 Months
                                                     Ending                      Year Ended December 31,
                                               June 30, 1999         1998        1997         1996         1995         1994
-------------------------------------- ---------------------- ------------ ----------- ------------ ------------ ------------
EARNINGS AVAILABLE FOR COMBINED
 FIXED CHARGES AND PREFERRED
 DIVIDEND REQUIREMENTS

  Pretax income:
    Income from continuing
      operations per statement
      of income                                     $184,888     $169,612    $125,698     $167,351     $128,382     $ 79,312
    Federal income taxes                             115,528      107,904      47,725      107,747       91,519       74,816
    Federal income taxes charged
      to other income - net                            9,218        1,807      11,876       (1,608)     (12,068)      22,687
Subtotal                                             309,634      279,323     185,299      273,490      207,833      176,815
  Capitalized interest                                (3,958)      (1,782)       (360)        (600)        (660)        (400)
  Undistributed (earnings) or
    losses of less-than-fifty-
    percent-owned entities                                --           --        (608)         460        8,325          743
-------------------------------------- ---------------------- ------------ ----------- ------------ ------------ ------------
Total                                               $305,676     $277,541    $184,331     $273,350     $215,498     $177,158
-------------------------------------- ---------------------- ------------ ----------- ------------ ------------ ------------

  Fixed charges:
    Interest expense                                $152,299     $146,140    $123,439     $122,635     $131,346     $126,555
    Other interest                                     3,958        1,782         360          600          660          400
    Portion of rentals
      representative of the
      interest factor                                  3,626        2,878       3,143        4,187        5,150        5,555
-------------------------------------- ---------------------- ------------ ----------- ------------ ------------ ------------
Total                                               $159,883     $150,800    $126,942     $127,422     $137,156     $132,510
-------------------------------------- ---------------------- ------------ ----------- ------------ ------------ ------------

Earnings available for
  combined fixed charges
  and preferred dividend
  requirements                                      $465,559     $428,341    $311,273     $400,772     $352,654     $309,668

DIVIDEND REQUIREMENT:
  Fixed charges above                               $159,883     $150,800    $126,942     $127,422     $137,156     $132,510
  Preferred dividend
    requirements below                                20,654       21,414      26,250       36,249       36,674       45,441
-------------------------------------- ---------------------- ------------ ----------- ------------ ------------ ------------
Total                                               $180,537     $172,214    $153,192     $163,671     $173,830     $177,951
-------------------------------------- ---------------------- ------------ ----------- ------------ ------------ ------------

                                              12 Months
                                                 Ending                      Year Ended December 31,
                                          June 30, 1999        1998         1997         1996         1995         1994
----------------------------------- -------------------- ----------- ------------ ------------ ------------ ------------
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  DIVIDEND REQUIREMENTS                            2.58        2.49         2.03         2.45         2.03         1.74

COMPUTATION OF PREFERRED
  DIVIDEND REQUIREMENTS:
  (a) Pre-tax income                           $309,634    $279,323     $185,299     $273,490     $207,833     $176,815
  (b) Income from continuing
        operations                             $184,888    $169,612     $125,698     $167,351     $128,382     $ 79,312
  (c) Ratio of (a) to (b)                        1.6747      1.6468       1.4742       1.6342       1.6189       2.2294
  (d) Preferred dividends                      $ 12,333    $ 13,003     $ 17,806     $ 22,181     $ 22,654     $ 20,383
  Preferred dividend
    requirements
      [(d) multiplied by (c)]                  $ 20,654    $ 21,414     $ 26,250     $ 36,249     $ 36,674     $ 45,441
